Exhibit 99.1

Limestone Bancorp Reports Net Income of $3.9 million, or $0.51 per Share, for the 2nd Quarter of 2021 and $7.1 million, or $0.94 per Diluted Share, for the Six Months Ended June 30, 2021

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 21, 2021--Limestone Bancorp, Inc. (NASDAQ: LMST) (“the Company”), parent company of Limestone Bank (“the Bank”), today reported unaudited results for the second quarter of 2021. Net income available to common shareholders for the second quarter of 2021 was $3.9 million, or $0.51 per basic and diluted common share, compared with $2.0 million, or $0.26 per basic and diluted share, for the second quarter of 2020. Net income for the six months ended June 30, 2021, was $7.1 million, or $0.94 per diluted common share, compared with net income of $3.8 million, or $0.51 per diluted share, for the six months ended June 30, 2020.

Total assets declined nominally to $1.34 billion as of June 30, 2021, compared to $1.36 billion at March 31, 2021, and increased nominally compared to $1.31 billion at December 31, 2020. The loan portfolio decreased $31.4 million, or 3.2%, during the quarter as loan payoffs outpaced loan originations during the period. Loans decreased to $947.4 million at June 30, 2021, compared to $978.9 million at March 31, 2021, and $962.1 million at December 31, 2020. SBA Paycheck Protection Program (“PPP”) loans totaled $21.0 million at June 30, 2021, compared to $27.9 million at March 31, 2021, and $20.3 million at December 31, 2020.

Net Interest Income and Average Earning Assets – Net interest income increased to $10.9 million for the second quarter of 2021, compared to $10.7 million for the first quarter of 2021, and $10.1 million for the second quarter of 2020. Average loans decreased to $961.9 million for the second quarter of 2021, compared to $964.4 million for the first quarter of 2021, and $978.3 million for the second quarter of 2020.

Net interest margin decreased to 3.45% for the second quarter of 2021, compared with 3.53% for the first quarter of 2021, and increased from 3.33% for the second quarter of 2020. The yield on earning assets decreased to 3.91% in the second quarter of 2021, compared to 4.05% in the first quarter of 2021, and 4.21% in the second quarter of 2020. The yield on earning assets for the first and second quarters of 2021 were negatively impacted by lower interest rates on the Bank’s fed funds, certain floating rate investment securities, and loans with variable rate repricing features.

Loan fee income can meaningfully impact net interest income, loan yields, and net interest margin. The amount of loan fee income included in total interest income was $933,000, $844,000, and $535,000 for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. This represents 29 basis points, 28 basis points, and 17 basis points of yield on earning assets and net interest margin for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Loan fee income for the second quarter of 2021 included $692,000 in fees earned on SBA PPP loans, compared to $436,000 in the first quarter of 2021, and $179,000 in the second quarter of 2020, which represents 22 basis points, 14 basis points, and six basis points of earning asset yield and net interest margin for those quarters, respectively.

The cost of interest-bearing liabilities was 0.61% for the second quarter of 2021, compared to 0.68% in the first quarter of 2021, and 1.11% in the second quarter of 2020. The cost of interest-bearing liabilities continued to decline based on the declining volume of the time deposit portfolio, as well as the downward repricing of time deposits. Time deposits declined $51.6 million during the second quarter of 2021 as approximately $105.6 million of time deposits with an average rate of 0.56% matured and redeemed or repriced at lower interest rates. During the second quarter of 2021, newly originated or renewed time deposits had an average rate of 0.21% and an average term of approximately 14 months.

Net interest income increased to $21.6 million for the first six months of 2021, compared with $19.9 million in the first six months of 2020. Average loans decreased nominally to $963.1 million for the first six months of 2021, compared to $963.8 million for the first six months of 2020.

Net interest margin increased to 3.49% in the first six months of 2021, compared with 3.32% for the first six months of 2020. The yield on earning assets decreased to 3.98% for the first six months of 2021, compared to 4.35% for the first six months of 2020. The amount of loan fee income included in total interest income was $1.8 million and $751,000 for the six months ended June 30, 2021 and June 30, 2020, respectively. This represents 29 basis points and 12 basis points of yield on earning assets and net interest margin for the six months ended June 30, 2021 and 2020, respectively. Loan fee income included PPP fees of $1.1 million and $179,000 for the six months ended June 30, 2021 and 2020, respectively, which represents 18 basis points and three basis points of earning asset yield and net interest margin for those six-month periods, respectively. The cost of interest-bearing liabilities was 0.64% for the first six months of 2021, compared to 1.28% in the first six months of 2020.

As of June 30, 2021, time deposits comprise $303.7 million of the Company’s liabilities including $66.0 million with a current average rate of 0.43%, which reprice or mature in the third quarter of 2021. The following table denotes contractual time deposit maturities and average rates as of June 30, 2021:

Maturity Quarter	As of June 30, 2021 (in thousands)	Weighted Average Rate

Q3-2021	66,017	0.43
Q4-2021	46,336	0.33
Q1-2022	46,891	0.37
Q2-2022	31,877	0.40
Thereafter	112,547	0.90
Total time deposits	$303,668	0.58%

Provision and Allowance for Loan Losses – The allowance for loan losses to total loans was 1.33% at June 30, 2021, compared to 1.30% at March 31, 2021, and 1.05% at June 30, 2020. There was no provision for loan loss recorded in the second quarter of 2021 and a $350,000 provision for loan losses, or $0.03 per common share after taxes, for the first six months of 2021, respectively, compared to $1.1 million and $2.2 million, or $0.12 and $0.23 per common shares after taxes, in the second quarter and the first six months of 2020, respectively. The 2021 loan loss provision was attributable to the net loan charge-offs and trends within the portfolio during the year, while the provisions for 2020 were largely attributable to the uncertainty surrounding the COVID-19 pandemic related economic and business disruptions. Net loan charge-offs were $118,000 and $156,000, for the three and six months ended June 30, 2021, respectively, compared to net loan charge-offs of $22,000 and $298,000, for the three and six months ended June 30, 2020, respectively.

While the U.S. Government’s economic responses to the COVID-19 pandemic through monetary policy and fiscal stimulus have provided meaningful support to the economy, management deemed it prudent to continue to maintain its qualitative environmental factor in the allowance for loan losses to account for the pandemic risk. The Bank also granted eligible short-term loan modifications under Section 4013 of the CARES Act. Short-term loan modifications were $4.7 million as of June 30, 2021 and March 31, 2021, and $15.3 million at December 31, 2020. Included in the $4.7 million of short-term modifications is one commercial real estate loan secured by a retail entertainment facility totaling $4.4 million, which remains subject to, and is performing in accordance with, a short-term COVID-19 modification. The loan is graded substandard, has been evaluated under ASC-310-10, and allocated a specific reserve of $2.2 million as of June 30, 2021, March 31, 2021 and December 31, 2020.

Non-interest Income and Expense – Non-interest income for the second quarter of 2021 increased $534,000 to $2.1 million, compared with $1.6 million for the second quarter of 2020. The increase was primarily related to an increase in bank card interchange fees of $210,000 due to an increase in debit card transactions, and a $191,000 gain on the sale of OREO. Non-interest expense decreased $282,000, or 3.4%, to $8.0 million for the second quarter of 2021, compared with $8.2 million for the second quarter of 2020. The decrease in the second quarter of 2021 was primarily due to a decrease in deposit and state franchise tax expense of $270,000, as a result of the elimination of the Kentucky bank franchise tax discussed below.

Non-interest income for the first six months of 2021 increased $694,000 to $4.0 million, compared with $3.3 million for the first six months of 2020. The increase was primarily due to an increase in bank card interchange fees of $420,000 and a $191,000 gain on the sale of OREO. Non-interest expense decreased $533,000, or 3.2%, to $15.9 million for the first six months of 2021, compared with $16.5 million for the first six months of 2020. The decrease was primarily due to a decrease of $540,000 in deposit and state franchise tax expense.

Income Taxes – Income tax expense was $1.2 million and $2.2 million for the second quarter of 2021 and for the first six months of 2021, respectively, compared with $393,000 and $754,000 for the second quarter of 2020 and for the first six months of 2020, respectively. Effective January 1, 2021, the state of Kentucky eliminated the bank franchise tax, which was previously recorded as a non-interest expense, and implemented a state income tax at a statutory rate of 5%. State income tax expense was $235,000 and $449,000 for the second quarter of 2021 and for the first six months of 2021, respectively, compared to a state income tax benefit of $79,000 and $151,000 for the second quarter of 2020 and for the first six months of 2020, respectively, which were related to the establishment of a net deferred tax asset due to the tax law change.

About Limestone Bancorp, Inc.

Limestone Bancorp, Inc. (NASDAQ: LMST) is a Louisville, Kentucky-based bank holding company which operates banking centers in 14 counties through its wholly-owned subsidiary Limestone Bank. The Bank’s markets include metropolitan Louisville in Jefferson County and the surrounding counties of Bullitt and Henry and extend south along the Interstate 65 corridor. The Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties. The Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital. Limestone Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Limestone Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: the impact and duration of the COVID-19 pandemic and national, state and local emergency conditions the pandemic has produced; economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2020.

Additional Information

Unaudited supplemental financial information for the second quarter ending June 30, 2021, follows.

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	6/30/21	6/30/20	6/30/21	6/30/20

Income Statement Data
Interest income	$12,376	$12,786	$24,626	$26,053
Interest expense	1,462	2,676	3,032	6,181
Net interest income	10,914	10,110	21,594	19,872
Provision for loan losses	—	1,100	350	2,150
Net interest income after provision	10,914	9,010	21,244	17,722

Service charges on deposit accounts	520	441	1,068	1,109
Bank card interchange fees	1,073	863	2,033	1,613
Bank owned life insurance income	143	116	308	212
Gain on sale of OREO	191	—	191	—
Other	208	181	419	391
Non-interest income	2,135	1,601	4,019	3,325

Salaries & employee benefits	4,467	4,633	8,949	9,171
Occupancy and equipment	979	983	2,039	1,982
Professional fees	246	235	482	443
Marketing expense	179	104	361	318
FDIC insurance	90	67	225	67
Data processing expense	377	380	755	739
Deposit and state franchise tax	90	360	180	720
Deposit account related expense	556	460	1,047	911
Communications expense	194	247	367	465
Insurance expense	115	111	219	214
Postage and delivery	139	152	291	320
Other	522	504	1,023	1,121
Non-interest expense	7,954	8,236	15,938	16,471

Income before income taxes	5,095	2,375	9,325	4,576
Income tax expense	1,194	393	2,202	754
Net income	$3,901	$1,982	$7,123	$3,822

Weighted average shares – Basic	7,597,202	7,488,173	7,586,267	7,485,028
Weighted average shares – Diluted	7,597,202	7,488,173	7,586,267	7,485,028

Basic earnings per common share	$0.51	$0.26	$0.94	$0.51
Diluted earnings per common share	$0.51	$0.26	$0.94	$0.51
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Three	Three
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Income Statement Data
Interest income	$12,376	$12,250	$12,606	$12,094	$12,786
Interest expense	1,462	1,570	1,820	2,151	2,676
Net interest income	10,914	10,680	10,786	9,943	10,110
Provision for loan losses	—	350	900	1,350	1,100
Net interest income after provision	10,914	10,330	9,886	8,593	9,010

Service charges on deposit accounts	520	548	594	565	441
Bank card interchange fees	1,073	960	882	881	863
Bank owned life insurance income	143	165	99	113	116
Gain on sale of OREO	191	—	—	—	—
Other	208	211	202	183	181
Non-interest income	2,135	1,884	1,777	1,742	1,601

Salaries & employee benefits	4,467	4,482	4,167	4,413	4,633
Occupancy and equipment	979	1,060	1,011	1,008	983
Professional fees	246	236	233	261	235
Marketing expense	179	182	177	134	104
FDIC insurance	90	135	81	81	67
Data processing expense	377	378	381	382	380
Deposit and state franchise tax	90	90	395	360	360
Deposit account related expense	556	491	492	487	460
Communications expense	194	173	190	201	247
Insurance expense	115	104	112	102	111
Postage and delivery	139	152	151	156	152
Other	522	501	476	494	504
Non-interest expense	7,954	7,984	7,866	8,079	8,236

Income before income taxes	5,095	4,230	3,797	2,256	2,375
Income tax expense	1,194	1,008	680	190	393
Net income	$3,901	$3,222	$3,117	$2,066	$1,982

Weighted average shares – Basic	7,597,202	7,575,211	7,499,323	7,499,223	7,488,173
Weighted average shares – Diluted	7,597,202	7,575,211	7,499,323	7,499,223	7,488,173

Basic earnings per common share	$0.51	$0.43	$0.42	$0.28	$0.26
Diluted earnings per common share	$0.51	$0.43	$0.42	$0.28	$0.26
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20

Assets
Loans	$947,425	$978,865	$962,081	$974,468	$975,759
Allowance for loan losses	(12,637)	(12,755)	(12,443)	(11,481)	(10,228)
Net loans	934,788	966,110	949,638	962,987	965,531
Securities held to maturity	46,717	41,254	—	—	—
Securities available for sale	182,154	177,690	203,862	203,544	202,596
Federal funds sold & interest-bearing deposits	75,536	74,047	56,863	24,358	39,027
Cash and due from financial institutions	9,584	9,800	10,830	7,593	9,990
Premises and equipment	21,912	20,405	18,533	18,572	19,000
Premises held for sale	980	1,035	1,060	1,110	1,149
Bank owned life insurance	23,738	23,601	23,441	23,347	16,238
FHLB Stock	5,449	5,810	5,887	5,962	6,142
Other real estate owned	—	1,765	1,765	1,625	1,625
Deferred taxes, net	23,452	24,992	25,714	26,540	27,054
Goodwill	6,252	6,252	6,252	6,252	6,252
Intangible assets	2,117	2,181	2,244	2,308	2,372
Accrued interest receivable and other assets	6,231	6,769	6,213	7,426	7,532
Total Assets	$1,338,910	$1,361,711	$1,312,302	$1,291,624	$1,304,508

Liabilities and Equity
Certificates of deposit	$303,668	$355,309	$367,552	$398,429	$446,370
Interest checking	216,344	211,322	190,625	168,735	167,814
Money market	191,773	180,137	175,785	174,588	166,376
Savings	160,257	151,340	142,623	134,962	119,327
Total interest-bearing deposits	872,042	898,108	876,585	876,714	899,887
Demand deposits	267,059	268,882	243,022	217,675	224,901
Total deposits	1,139,101	1,166,990	1,119,607	1,094,389	1,124,788
FHLB advances	20,000	20,613	20,623	30,634	20,644
Junior subordinated debentures	21,000	21,000	21,000	21,000	21,000
Subordinated capital note	25,000	25,000	25,000	25,000	17,000
Senior debt	—	—	—	—	5,000
Accrued interest payable and other liabilities	9,850	8,588	10,048	8,315	7,020
Total liabilities	1,214,951	1,242,191	1,196,278	1,179,338	1,195,452

Total stockholders’ equity	123,959	119,520	116,024	112,286	109,056
Total Liabilities and Stockholders’ Equity	$1,338,910	$1,361,711	$1,312,302	$1,291,624	$1,304,508

Ending shares outstanding	7,602,686	7,594,499	7,498,865	7,499,183	7,485,872
Book value per common share	$16.30	$15.74	$15.47	$14.97	$14.57
Tangible book value per common share	15.20	14.63	14.34	13.83	13.42

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Average Balance Sheet Data
Assets	$1,361,080	$1,316,878	$1,304,715	$1,295,814	$1,305,923
Loans	961,922	964,353	965,339	963,486	978,316
Earning assets	1,275,363	1,230,610	1,220,043	1,213,039	1,222,760
Deposits	1,164,524	1,125,943	1,115,985	1,111,865	1,116,420
Long-term debt and advances	66,000	66,617	67,280	65,769	75,259
Interest bearing liabilities	956,172	941,342	951,620	955,661	971,770
Stockholders’ equity	121,386	117,663	113,868	110,930	107,348

Quarterly Performance Ratios
Return on average assets	1.15%	0.99%	0.95%	0.63%	0.61%
Return on average equity	12.89	11.11	10.89	7.41	7.43
Yield on average earning assets (tax equivalent)	3.91	4.05	4.12	3.98	4.21
Cost of interest-bearing liabilities	0.61	0.68	0.76	0.90	1.11
Net interest margin (tax equivalent)	3.45	3.53	3.53	3.27	3.33
Efficiency ratio	60.93	63.55	62.61	69.14	70.30
Non-interest expense to average assets	2.34	2.46	2.40	2.48	2.54

Asset Quality Data
Nonaccrual loans	$1,530	$1,996	$1,676	$2,038	$1,410
Troubled debt restructurings on accrual	390	399	480	489	462
Loan 90 days or more past due still on accrual	—	—	—	—	—
Total non-performing loans	1,920	2,395	2,156	2,527	1,872
Real estate acquired through foreclosures	—	1,765	1,765	1,625	1,625
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$1,920	$4,160	$3,921	$4,152	$3,497

Non-performing loans to total loans	0.20%	0.24%	0.22%	0.26%	0.19%
Non-performing assets to total assets	0.14	0.31	0.30	0.32	0.27
Allowance for loan losses to non-performing loans	658.18	532.57	577.13	454.33	546.37

Allowance for loan losses to total loans	1.33%	1.30%	1.29%	1.18%	1.05%

Loan Charge-off Data
Loans charged off	$(178)	$(77)	$(124)	$(150)	$(193)
Recoveries	60	39	186	53	171
Net (charge-offs) recoveries	$(118)	$(38)	$62	$(97)	$(22)

Loans by Risk Category
Pass	$913,753	$942,492	$926,025	$923,895	$925,558
Watch	15,888	17,929	18,879	27,782	43,014
Special Mention	—	—	—	364	—
Substandard	17,784	18,444	17,177	22,427	7,187
Doubtful	—	—	—	—	—
Total	$947,425	$978,865	$962,081	$974,468	$975,759

Loans by Past Due Status
Past due loans:
30 – 59 days	$181	$677	$1,537	$482	$458
60 – 89 days	252	254	372	265	197
90 days or more	—	—	—	—	—
Nonaccrual loans	1,530	1,996	1,676	2,038	1,410
Total past due and nonaccrual loans	$1,963	$2,927	$3,585	$2,785	$2,065

LIMESTONE BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Risk-based Capital Ratios - Company
Tier I leverage ratio	8.70%	8.59%	8.24%	8.17%	8.05%
Common equity Tier I risk-based capital ratio	9.48	8.96	8.72	8.54	8.45
Tier I risk-based capital ratio	10.63	10.00	9.67	9.77	9.93
Total risk-based capital ratio	14.09	13.42	13.14	13.22	12.57

Risk-based Capital Ratios – Limestone Bank
Tier I leverage ratio	10.55%	10.44%	10.21%	9.90%	9.54%
Common equity Tier I risk-based capital ratio	12.95	12.21	12.05	11.88	11.79
Tier I risk-based capital ratio	12.95	12.21	12.05	11.88	11.79
Total risk-based capital ratio	14.11	13.37	13.20	12.97	12.78

FTE employees, end of period	231	225	219	224	228

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP based amounts. Tangible book value per common share is calculated by excluding the balance of intangible assets from common stockholders’ equity. Tangible book value per common share is calculated by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which is calculated by dividing common stockholders’ equity by common shares outstanding. Management believes this is consistent with bank regulatory agency treatment, which excludes intangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. The efficiency ratio is calculated by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding from the calculation net gains on the sale of securities and expenses disclosed from time to time as non-recurring in nature. Management believes this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholders’ equity	$123,959	$119,520	$116,024	$112,286	$109,056
Less: Goodwill	6,252	6,252	6,252	6,252	6,252
Less: Intangible assets	2,117	2,181	2,244	2,308	2,372
Tangible common equity	115,590	111,087	107,528	103,726	100,432

Shares outstanding	7,602,686	7,594,499	7,498,865	7,499,183	7,485,872
Tangible book value per common share	$15.20	$14.63	$14.34	$13.83	$13.42
Book value per common share	16.30	15.74	15.47	14.97	14.57

	Three Months Ended
	6/30/21	3/31/21	12/31/20	9/30/20	6/30/20
Efficiency Ratio	(in thousands)

Net interest income	$10,914	$10,680	$10,786	$9,943	$10,110
Non-interest income	2,135	1,884	1,777	1,742	1,601
Less: Net gain (loss) on securities	(5)	—	—	—	(5)
Revenue used for efficiency ratio	13,054	12,564	12,563	11,685	11,716
Non-interest expense	7,954	7,984	7,866	8,079	8,236

Efficiency ratio	60.93%	63.55%	62.61%	69.14%	70.30%

Contacts

John T. Taylor
Chief Executive Officer
(502) 499-4800